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            Consent of Independent Registered Public Accounting Firm

To the Board and Shareholders:

RiverSource Tax-Exempt Income Series, Inc.
   RiverSource Tax-Exempt High Income Fund

We consent to the use of our report dated January 22, 2007, for RiverSource Tax-Exempt High Income Fund incorporated herein by reference, the reference to our Firm under the heading "Financial Highlights" in the prospectus incorporated herein by reference and the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information incorporated herein by reference. We also consent to the reference in the combined proxy statement/prospectus being filed on Form N-14 included herein.


/s/ KPMG LLP
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KPMG LLP

Minneapolis, Minnesota
November 20, 2007